Exhibit 10.26

August 17, 2015

[Name]

TRAC Intermodal

750 College Road East

Princeton, NJ 08540

Re:  Transaction Bonus

Dear [Name]:

As you know, Fortress has decided to pursue an outright sale of TRAC Intermodal (the “Company”) rather than pursuing an IPO.  In recognition of your past and continuing contributions to the success of the Company, I am pleased to provide you with a transaction bonus as part of the sale process. This letter agreement (“Letter Agreement”) sets forth the mutual understanding between you and the Company regarding the payment(s) you will receive in the event that the Company closes the Transaction (defined below).  Your contributions to the Company’s success are highly valued and I look forward to having you as an active member of our senior team as we continue to evolve and grow the Company in the future.

In consideration of the mutual agreements contained herein, together with other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.              The Transaction.  The Board of Directors of the Company’s parent company is pursuing a sale of 50% or more of the equity of the Company or all or substantially all of its business or assets to: (i) a third party; (ii) a private equity fund managed by an affiliate of FIG LLC (or its successors or assigns); (iii) an investment vehicle managed directly or indirectly by FIG LLC (or its successors or assigns) or any of its affiliates; or, (iv) a general partner, limited partner, managing member or person occupying a similar role of, or with respect to, any of the foregoing (collectively, the “Transaction”).

2.              Transaction Bonus.  Provided you are an employee in good standing with the Company at the time the Transaction is closed, you will receive a bonus payment of $[     ] (the “Transaction Bonus”).

3.              Supplemental Transaction Bonus. In addition to the Transaction Bonus, provided you are an employee in good standing with the Company at the time the Transaction is closed and the equity value paid by the buyer(s) in the Transaction is $1 billion or more, you will receive a supplemental bonus payment of $[     ] (the “Supplemental Transaction Bonus”) (the Transaction Bonus and Supplemental Transaction Bonus are collectively the “Bonuses”).

4.              Payment of the Bonuses. To the extent payable, the Bonuses will be paid no later than the second payroll date following the closing of the Transaction.

5.              Certain Terms of Employment.  This Letter Agreement is not a contract of employment.  Your employment with the Company is “at will” and may be terminated by you or the Company at any time for any reason or no reason whatsoever.

6.              Entire Agreement.  This Letter Agreement sets forth the entire agreement between the parties hereto and fully supersedes any prior or contemporaneous agreements, term sheets, representations and understandings between the parties with respect to the subject matter hereof.  This Letter Agreement may be modified only in a document signed by the parties and referring explicitly to this Letter Agreement.  Each party acknowledges that such party has not relied on any representations, promises or agreements of any kind made to such party in connection with the other party’s decision to enter into this Letter Agreement, except for those set forth in this Letter Agreement. This Letter Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Again, on behalf of the Company, I want to thank you for all of your dedication and hard work.

Very truly yours,

INTERPOOL, INC. d/b/a TRAC INTERMODAL

By:
Name:
Title:

Accepted and agreed to:

[Name]